Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-153646) and related prospectus of Stanley Black & Decker, Inc. (formerly The Stanley Works) (the “Company”) and to the incorporation by reference therein of our reports dated February 19, 2010, with respect to the consolidated financial statements and schedule of the Company and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended January 2, 2010, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Hartford, Connecticut

August 27, 2010